CROWN CASTLE

Draft for discussion 11-20-19

BLANKET LICENSE AGREEMENT

THIS BLANKET LICENSE AGREEMENT (this "Agreement") is entered into as of this 4TH day of DECEMBER, 2019 (the "Effective Date"), between by and between the "Crown Castle" entities listed on Exhibit "1" attached hereto and their affiliates that may elect to participate in this Agreement, each with an office at 2000 Corporate Drive, Canonsburg, Washington County, Pennsylvania 15317 (hereinafter collectively and individually referred to as "Licensor") and IOTA Networks LLC, an Arizona limited liability company, with a place of business at 600 Hamilton Street, Allentown, Lehigh County, Pennsylvania 18101 ("Licensee").

RECITALS

WHEREAS, Licensor and Licensee's affiliate, M2M Spectrum Networks, LLC ("M2M"), were parties to one hundred and sixty-six (166) collocation agreements (each, individually, a "Terminated License Agreement;" collectively, the "Terminated License Agreements") for the Crown Castle facilities listed on Exhibit "2" attached hereto (each, a "Site," collectively the "Sites"), pursuant to which Crown Castle granted M2M a license to install, operate, and maintain certain equipment (the "Licensed Equipment") at each Site; and

WHEREAS, M2M failed to make all payments due and owing under the Terminated License Agreements and Crown Castle terminated the Terminated License Agreements due to M2M's monetary default thereunder; and

WHEREAS, Licensor and Licensee executed that certain Agreement Regarding Collocation and Settlement of Past Due Balance dated October 30, 2019 (the "Settlement Agreement"), pursuant to which Licensor and Licensee confirmed the termination of the Terminated License Agreements, settled the past due balance owed by M2M, and agreed that Licensor and Licensee would execute this Agreement whereby Licensor grants Licensee a license to operate the Licensed Equipment at each Site pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained herein and intending to legally be bound hereby agree as follows:

1. DEFINITIONS

The following terms as used in this Agreement are defined as follows:

"Acquiring Party" Any person acquiring title to Licensor's interest in the real property of which a Site forms a part through a Conveyance.

"Adjustment Date" The date on which the Basic Payment shall be adjusted as set forth in Section 5.2 below.

"AM Detuning Study" A study to determine whether measures must be taken to avoid disturbance of an AM radio station signal pattern, as described in Section 2.3 below.

"Application Revision Fee" The fee paid by Licensee to Licensor to evaluate the third (3rd) and each successive revision thereafter that Licensee makes to a previously submitted Site Engineering Application, as described in Section 2.7 below.

"Base Fee" The then-current Basic Payment, as described in Section 5.2 below.

"Basic Payment" The consideration paid by Licensee for the right to use the Licensed Space as described in Section 5.1 below and subject to adjustment as described in Section 5.2 below.

"Closeout Documentation" As-built drawings and other installation documentation required by Licensor, as described in Section 2.6 below.

"Conveyance" Including, without limitation, any exercise by a Lender of its rights under the Security Instrument, including a foreclosure, sheriff's or trustee's sale under the power of sale contained in the Security Instrument, the termination of any superior lease of a Site and any other transfer, sale or conveyance of the Licensor's interest in the property of which a Site forms a part under peril of foreclosure or similar remedy, including, without limitation to the generality of the foregoing, an assignment or sale in lieu of foreclosure or similar remedy.

"Crown Castle" Crown Castle USA Inc., a Pennsylvania corporation, or any other affiliate of Licensor that is designated by Licensor to perform any Work for Licensee, or to inspect any work that is performed for Licensee, pursuant to Section 2.5 below.

"CCS&E" CCS&E LLC, a Delaware limited liability company

"Licensed Equipment" That communications equipment including, but not limited to the antennas, cables, connectors, wires, radios, radio shelter or cabinet, and related transmission and reception hardware and software, and other personal property, that was specifically licensed to M2M under each respective Terminated License Agreement. Licensee expressly represents and warrants that, with this Agreement, Licensor does not grant Licensee any legal right to install any equipment at a Site other than the Licensed Equipment that was specifically licensed under each Terminated License Agreement. Licensee's installation, operation, or maintenance of equipment other than Licensed Equipment shall be considered a material breach of this Agreement.

"Event of Default" any material breach of this Agreement for which no cure period applies, or any other breach of this Agreement that is not cured within the applicable cure period stipulated herein, as described in Section 13 below.

"FCC" The Federal Communications Commission.

"Government Entity" Any federal, state or local governmental unit or agency thereof with jurisdiction applicable to a Site.

"Intermodulation Study" A study to determine whether an RF interference problem may arise, as described in Section 2.3 below.

"Intermodulation Study Fee" The fee payable by Licensee to Licensor to defray Licensor's costs incurred in preparing or obtaining an Intermodulation Study. The amount of the Fee shall be reasonably commensurate with the scope and complexity of the subject Intermodulation Study.

"Lender" Any and all lenders, creditors, indenture trustees and similar parties.

"Licensed Space" That portion of each Site that was specifically licensed to M2M under each respective Terminated License Agreement. Licensee expressly represents and warrants that, with this Agreement, Licensor does not grant Licensee any legal right to use any space at a Site other than that Licensed Space that was specifically licensed under each Terminated License Agreement. Licensee's use of space other than Licensed Space shall be considered a material breach of this Agreement.

"Licensee" The party named as "Licensee" in the first paragraph hereof and its successors in interest.

"Licensor" The party named as "Licensor" in the first paragraph hereof and its successors in interest.

"Light Loading Configuration" shall have the same meaning as that set forth in the Settlement Agreement.

"Modification" (i) Any modification to the Licensed Equipment as licensed by each Terminated License Agreement; (ii) any alterations in the frequency ranges or FCC licensed allocation or power levels specified in each Terminated License Agreement; (iii) any change in Licensee's technology protocol (e.g., GSM, CDMA, TDMA, iDEN, etc.); (iv) any addition of Licensed Equipment or occupation of additional space, or relocation of Licensed Equipment on the tower or on the ground, or relocation of ground space or equipment shelter space; or (v) any repair to the Licensed Equipment that affects tower loading capacity.

"Modification Application Fee" The fee payable by Licensee to Licensor in the amount of Five Hundred and 00/100 Dollars ($500.00) to defray Licensor's costs incurred in evaluating a Site Engineering Application.

"Pricing Agreement" the parties' (and /or their affiliates') Agreement Regarding Collocation dated October 4, 2016, as may have been modified and/or amended previously hereto.

"Prime Lease" The lease(s), sublease(s) or other prior agreement(s) or instrument(s) (e.g., deed) from which Licensor derives its rights in a Site and/or which contain(s) restrictions on use of a Site, as described in Article 18 below.

"Pro Rata Share" The fraction or decimal equivalent determined by dividing one (1) by the total number of then-existing users of a Site. In no event shall the Pro Rata Share exceed fifty percent (50%).

"Regulatory Compliance Costs" The reasonable costs, including reasonable attorneys' fees, incurred by Licensor at a Site after the Effective Date in order to comply with any applicable law, regulation, rule, guideline, directive or requirement promulgated by a Government Entity.

"RF" Radio frequency.

"Security Instrument" Any and all mortgages, deeds of trust or other deeds, and any similar security agreements that encumber a Site to secure the debt of Licensor.

"Services Agreement" If applicable, a separate written agreement between Licensor (and/or certain of its affiliates) and Licensee that applies to services provided by Licensor (and/or certain of its affiliates) to Licensee.

"Settlement Agreement " That certain "Agreement Regarding Collocation and Settlement of Past Due Balance " dated October 30, 2019, as may be amended, by and between Licensor and Licensee.

"Sites" The properties listed in Exhibit "2" hereto, which are each owned, leased, or otherwise controlled by Licensor and which contain the Licensed Space.

"Site Engineering Application" The application form (as may be amended by Licensor from time to time), which shall be submitted to Licensor by Licensee when Licensee desires to apply for a license to make a Modification to Licensed Equipment.

"Site Plan" The site plan for each particular Site, which is referred to in Section 2.2 below and was attached as Exhibit C of each Terminated License Agreement.

"Site Rules" The "Site Rules" or its successor, issued by Licensor from time to time, as described in Section 2.2 below.

"Standard Equipment Configuration" shall have the same meaning as that set forth in the Pricing Agreement.

"Structural Analysis" An engineering analysis performed to determine whether the physical and structural capacity of the tower are sufficient to accommodate any proposed modifications to Licensed Equipment, which analysis takes into consideration factors such as weight, wind loading and physical space requirements.

"Structural Analysis Fee" The fee payable by Licensee to Licensor in the amount of Two Thousand Five Hundred and 00/100 Dollars ($2,500.00) to defray Licensor's costs incurred with respect to its performance of a Structural Analysis; provided, however, in the event that Licensor (and/or any of its affiliates) and Licensee enter into a Services Agreement that applies to services provided by Licensor (and/or certain of its affiliates) with respect to the installation and/or Modification to Licensee's Licensed Equipment on a Site, and the performance of a Structural Analysis is included among the services to be provided by Licensor (or one of its affiliates) pursuant to such Services Agreement, then the terms of the Services Agreement shall control with respect to the payment of a fee for the performance of a Structural Analysis.

"Subsequent Use" Any installation or modification to Licensor's or another user's equipment subsequent to the installation or modification of the Licensed Equipment as described in Section 6.1 below.

"Term" The term of this Agreement, as set forth in Article 4 below.

"Terminated License Agreements" Shall have the meaning set forth in the Recitals to this Agreement. The parties hereby expressly acknowledge and agree that the Terminated License Agreements are listed in the table attached hereto as Exhibit "2" and, for the sake of reference and convenience only, the table in Exhibit "2" contains the original license number assigned by Licensor to the Terminated License Agreements when they were finalized. Such nomenclature exists so that the parties can specifically reference those

Terminated License Agreements as necessary. The parties further acknowledge and agree that new license numbers shall be applied following execution of this Agreement.

"Term Commencement Date" February 1, 2020.

"Tower Level Drawing" The tower level drawing for each particular Site, which is referred to in Section 2.2, and was attached as Exhibit B to each Terminated License Agreement.

"Work" The construction of an approved Modification to Licensed Equipment at a Site, as set forth in Section 2.5 below.

2. SITE, LICENSE, EQUIPMENT, LICENSED SPACE, APPLICATION FOR MODIFICATIONS, CONDITIONS PRECEDENT

2.1 **The Site.** The Sites consist of those certain parcels of property, which were covered under the Terminated License Agreements, and are more fully described in Exhibit A of each Terminated License Agreement.

2.2 **License to Install, Operate and Maintain the Equipment.** Licensor hereby grants a license to Licensee to operate and maintain the Licensed Equipment at a Site within the Licensed Space, as such Licensed Equipment and Licensed Space were described in, and licensed, under the Terminated License Agreements. The parties expressly acknowledge that such Licensed Equipment was previously installed at the Licensed Space by M2M under the Terminated License Agreements. Licensor has not granted to Licensee a license to install, operate, or maintain any equipment other than Licensed Equipment and has not granted to Licensee a license to use any space other than Licensed Space.

Such license is subject to the Site Rules for each Site and is restricted exclusively to the operation and maintenance of antennas and equipment consistent with the specifications and in the locations identified in Exhibits B and Exhibits C of each Terminated License Agreement.

Licensee acknowledges and agrees that Licensee is not a lessee and that no legal title or leasehold interest in the Licensed Space shall be deemed or construed to have been created or vested in the Licensee by anything contained herein. Accordingly, neither the Agreement nor the relationship between the parties hereto shall be governed by any state or local laws regulating the relationship between landlords and tenants. Upon the occurrence of an Event of Default, Licensee expressly acknowledges that Licensor shall be entitled to re-enter the Licensed Space and turn off, power down, decommission, or and/or remove the Equipment ("Licensor's Right to Re-Enter Upon Default") as explained more fully in Sections 13, 19 and 24 below.

LICENSEE SPECIFICALLY AGREES AND ACKNOWLEDGES THAT, IF LICENSOR PROPERLY EXERCISES LICENSOR'S RIGHT TO RE-ENTER UPON DEFAULT, THEN LICENSEE SHALL NOT BRING AGAINST LICENSOR ANY OF THE FOLLOWING CAUSES OF ACTION: CONSTRUCTIVE EVICTION, WRONGFUL EVICTION, CONVERSION, AND ANY OTHER CAUSE OF ACTION RECOGNIZED UNDER STATE OR LOCAL LAW THAT BEARS ON THE RELATIONSHIP BETWEEN A LANDLORD AND A TENANT.

2.3 **Application for Modifications.** Licensee shall apply to make Modifications by submitting a Site Engineering Application to Licensor together with payment of the Modification Application Fee. A Structural Analysis, AM Detuning Study or an Intermodulation Study may be required by Licensor in

connection with a proposed Modification, and Licensee will be liable for the cost thereof. Any approved Modification shall be evidenced by an amendment to this Agreement, and a Site Engineering Application approved by Licensor describing the Modification shall be an exhibit to said amendment.

2.4 **Conditions Precedent to Modification.** Notwithstanding anything to the contrary herein, the parties agree that Licensee's right to make a Modification to Licensed Equipment at a Site shall not commence until the following conditions are satisfied: (i) Licensor has received any written consent required under the Prime Lease to allow Licensor to license the Licensed Space to Licensee; (ii) a Site Engineering Application has been approved by Licensor; (iii) the Structural Analysis Fee, Intermodulation Study Fee and fee for AM Detuning Study (if any) have been paid; (iv) Licensee has received all required permits (if any) for its Modification to the Licensed Equipment and all required regulatory or governmental approvals of Licensee's proposed use of a Site, and Licensor has received, reviewed, and accepted copies of such required permits (if any) and such required regulatory or governmental approvals; and (v) Licensor has received a waiver of any applicable rights of first refusal in and to the space or Licensed Space that Licensee identifies in a Site Engineering Application. In the event that Licensee breaches this Agreement by a Modification other than as permitted hereunder, then in addition to all other remedies available to Licensor, Licensor shall be entitled to receive, and Licensee shall pay to Licensor, upon notice from Licensor, an administrative fee equal to six (6) times the Basic Payment, if payable monthly, or one-half (1/2) the Basic Payment, if payable annually, based on the amount of the Basic Payment at the time of said notice.

2.5 **Performance of Work.** For all Work performed on a Site, Licensee shall (i) only engage a vendor approved by Crown Castle to perform the Work and (ii) pay to Crown Two Thousand and 00/100 Dollars ($2,000.00) upon completion of the Work for the purpose of defraying the cost associated with Crown Castle's inspection of the Work. Notwithstanding Crown Castle's inspection of any Work, neither Licensor nor Crown Castle shall in any way be liable for any defect in the Work or any of the materials used, and Licensee shall not rely on Crown Castle's inspection of the Work as confirmation that no defects exist. All Work shall be performed in accordance with the standards set forth in a Site Rules.

2.6 **Closeout Documentation.** Licensee shall provide to Crown Castle all Closeout Documentation with respect to such Work within forty-five (45) days of completion of the Work; provided, however, in the event that Licensee fails to provide to Crown Castle said Closeout Documentation within said forty-five (45) day period, Licensee shall pay to Crown Castle One Thousand Five Hundred and 00/100 Dollars ($1,500.00) for the purpose of defraying Crown Castle's costs associated with preparation of the Closeout Documentation required hereunder.

2.7 **Application Revision Fee.** Provided such revisions are not made at the request of Licensor, Licensee shall pay to Licensor an Application Revision Fee of One Thousand and 00/100 Dollars ($1,000.00) for the third (3rd) revision it makes to each Site Engineering Application and for each successive revision it makes to the subject Site Engineering Application thereafter, regardless of whether the subject Site Engineering Application is for Licensee's initial installation of Equipment at a Site or a future Modification.

3. ACCESS, USE OF SITE

3.1 **Access to Site.** Licensor hereby grants to Licensee a non-exclusive license for pedestrian and vehicular ingress to and egress from each of the Sites over the designated access area to each Site as described more fully in Exhibit A to each Terminated License Agreement, on a 24 hour per day, 7 day per week basis, subject, however, to any restrictions in the Prime Lease or any underlying easement, for the purposes of maintaining, operating and repairing the Licensed Equipment, together with license to maintain, operate and repair utility lines, wires, cables, pipes, lines, or any other means of providing utility service,

including electric and telephone service, to the Licensed Space. Licensor shall have no duty to remove snow or otherwise maintain the access area.

3.2 **Authorized Persons; Safety of Personnel.** Licensee's right of access shall be limited to authorized employees, contractors or subcontractors of Licensee, or persons under their direct supervision. Licensee shall not allow any person to climb a tower without ensuring that such person works for a vendor approved by Licensor for the subject work. The foregoing limitations on Site and tower access are material terms of this Agreement.

3.3 **Notice to Licensor.** Licensee agrees to provide prior notice of any access to be made by Licensee or its contractors or subcontractors to a Site by calling Licensor's Network Operations Center at (800) 788-7011 (or by providing notice as otherwise directed by Licensor). For safety reasons, access to each Site is restricted to times when elevated work is not being performed on any tower at each Site by any other person.

3.4 **Licensee's Use of a Site.** Licensee shall use the Licensed Space at each Site to operate and maintain only Licensed Equipment and shall transmit and receive only within the FCC licensed frequency ranges and at the power levels specified in each Terminated License Agreement.

3.5 **Permits, Authorizations and Licenses.** Licensee shall be solely responsible for obtaining, at its own expense, all permits, authorizations and licenses associated with its occupancy of Licensed Space at each Site and utilization of Licensed Equipment thereon and shall promptly provide copies thereof to Licensor.

3.6 **Zoning Approval.** Licensee must provide Licensor with copies of any zoning application or amendment that Licensee submits to the applicable zoning authority in relation to its modification of Licensed Equipment at each Site, at least seventy-two (72) hours prior to submission to the applicable zoning authority. Licensor reserves the right to (i) require that it be named as co-applicant on any such zoning application or amendment and/or (ii) require revisions to any such zoning application or amendment. Licensor also reserves the right, prior to any decision by the applicable zoning authority, to approve or reject any conditions of approval, limitations or other obligations that would apply to the owner of a Site or property, or any existing or future Site licensee, as a condition of such zoning authority's approval; provided, however, Licensor shall not unreasonably withhold or delay approval of any such conditions of approval, limitations or other obligations. Licensee agrees that any Modification, or change in use of the Licensed Space, as approved herein, requires an amendment hereto which may entitle Licensor to additional compensation. Licensee shall be solely responsible for all costs and expenses associated with (i) any zoning application or amendment submitted by Licensee, (ii) making any improvements or performing any other obligations required as a condition of approval with respect to same and (iii) any other related expenses.

3.7 **Electricity Usage at Each Site.** The parties hereby acknowledge and agree that the Terminated License Agreements dealt with the issue of electricity usage on a site-by-site basis. Under some of the Terminated License Agreements, M2M had its own electric meter or submeter installed at the Site (each such site a "Self-Metered Site") and, under other Terminated License Agreements, M2M obtained electricity at the Site from Licensor (each such site a "Crown-Sourced Site"). For each Self-Metered Site, Licensee shall continue to be billed directly for the cost of its electricity usage and shall continue making payments directly to the public utility provider. For each Crown-Sourced Site, (a) Licensor shall provide Licensee with invoices that set forth the cost of Licensee's electricity usage at the Site as reasonably allocated by Licensor; and (c) Licensee shall be solely responsible for all costs related to Licensee's connection to Licensor's electricity usage and shall therefore timely make full payment of all such invoices. Notwithstanding the foregoing, the installation of any electric meter or submeter at a Site and the connection of Licensee's equipment thereto shall be coordinated with Licensor and is subject to Licensor's landlord's prior consent or approval, as may be required by a Prime Lease.

4. TERM

4.1 **Term of Agreement**. The term of this Agreement shall commence on the Term Commencement Date and continue for a period of seven (7) years, ending on the day immediately prior to the seventh (7th) anniversary of the Term Commencement Date at twelve o'clock (12:00 p.m.) EST (the "Term").

4.2 **INTENTIONALLY DELETED.**

4.3 **Term Subject to Prime Lease**. Notwithstanding the foregoing, if Licensor's rights in a Site are derived from a Prime Lease, then the Term shall continue and remain in effect only as long as Licensor retains its interest under said Prime Lease.

5. CONSIDERATION

5.1 **Basic Payment**. Licensee shall pay to Licensor Eight Hundred Eighty-Four and 00/100 Dollars per month (the "Basic Payment") for the right to operate and maintain the Licensed Equipment, and use the Licensed Space, at each of the one hundred and sixty-six (166) Sites listed in Exhibit "2." As of the Term Commencement Date, the total monthly payment from Licensee to Licensor for the Sites covered by this Agreement shall be One Hundred Forty-Six Thousand Seven Hundred Forty-Four and 00/100 Dollars ($146,744.00), *e.g.* Eight Hundred Forty-Four and 00/100 Dollars ($884.00) for each of the one hundred sixty-six (166) Sites listed in Exhibit "2."

The Basic Payment for each Site shall be paid in advance and without demand, in equal monthly payments payable on the Term Commencement Date, and on the first day of each month thereafter continuing for the Term. Payments shall be made by check payable to the Crown Castle entity listed in the Terminated License Agreement that owns or operates each Site. Licensee shall include the JDE Business Unit for each Site on or with each payment. Should Licensee require confirmation of the Crown Castle entity that owns or operates each Site, or what JDE Business Unit number applies to each Site, Licensee shall request, in writing, that Licensor delineate this information. Licensor shall respond to any such request within fourteen (14) days of receipt of such written notice.

As is set forth more fully in the Settlement Agreement and Section 19.4 below, the parties acknowledge and agree that, if Licensee loses its right to a particular Site for failure to convert its Licensed Equipment to its Light Loading Configuration by the Conversion Deadline, then Licensee's Basic Payment obligations across the remaining Sites shall be increased and redistributed to account for the lost Site. The parties expressly agree that that the monthly Basic Payment for each remaining Site shall increase if Licensee loses a Site as set forth in Section 19.4. Such Basic Payment increase shall be effective as of the day immediately following the Conversion Deadline.

5.2 **Adjustments to Basic Payment**. The Basic Payment for each Site shall be increased on the first anniversary of the Term Commencement Date and every anniversary of the Term Commencement Date thereafter (the "Adjustment Date") by three percent (3%). Licensor's failure to demand any such increase shall not be construed as a waiver of any right thereto and Licensee shall be obligated to remit all increases notwithstanding any lack of notice or demand thereof. The adjustment to the Basic Payment shall be calculated by the following formula:

The adjusted Basic Payment = Base Fee + (Base Fee × 3%).

"Base Fee" shall mean the then-current Basic Payment.

5.3 **Regulatory Compliance Costs**. In the event that Licensor incurs Regulatory Compliance Costs at a Site during the Term, Licensee shall pay to Licensor its Pro Rata Share of such Regulatory Compliance Costs within thirty (30) days of receipt of Licensor's invoice for same.

5.4 **Taxes, Fees and Assessments**. Licensee shall pay directly to the applicable Government Entity or to Licensor if Licensor is invoiced by such Government Entity, all taxes, fees, assessments or other charges assessed by any Government Entity against the Licensed Equipment and/or Licensee's use of a Site or the Licensed Space. Licensee shall pay to Licensor or the appropriate taxing authority, if and when due, any sales, use, ad valorem or other taxes or assessments which are assessed or due by reason of this Agreement or Licensee's use of a Site or the Licensed Space. Licensee shall also pay to Licensor its Pro Rata Share of all taxes, fees, assessments or charges assessed by any Government Entity against a Site or against Licensor's improvements thereon. Licensor shall provide notice of any assessments to be paid by Licensee promptly upon receipt. Licensor shall invoice Licensee annually, indicating the amount of the assessment, its Pro Rata Share and the amount due. Said invoices shall be paid within thirty (30) days of Licensee's receipt.

5.5 **INTENTIONALLY DELETED.**

5.6 **Reimbursement Payment.** Licensee acknowledges and agrees that the Prime Lease for certain Sites may require Licensor to make certain payments to its landlord because of the rights granted to Licensee herein. Each Site at which the applicable Prime Lease requires Licensor to make such payments to its landlord is hereinafter defined as a "Revenue Share Site." The Revenue Share Sites are listed in the table attached to this Agreement as Exhibit "3."

Beginning on the Term Commencement Date, for each Revenue Share Site as set forth in Exhibit "3," Licensee shall pay to Licensor a certain amount per month (the "Reimbursement Payment") in addition to and concurrently with the recurring license fees payable under this Agreement. Said Reimbursement Payment is specifically to reimburse Licensor for certain payments that it is required to pay pursuant to the Prime Lease for each Revenue Share Site. The amount of the Reimbursement Payment payable for each Revenue Share Site as of the Term Commencement Date is set forth in Exhibit "3."

The parties hereby expressly acknowledge and agree that the amount of each Reimbursement Payment, as set forth in Exhibit "3," is subject to increase as set forth in the applicable Prime Lease for each Revenue Share Site. In the event of any such increase, Licensor shall provide written notice to Licensee of an increase and explain that the increase is required by the subject Prime Lease. Licensor's failure to demand any such increase shall not be construed as a waiver of any right thereto and Licensee shall be obligated to remit all increases notwithstanding any lack of notice or demand thereof.

6. INTERFERENCE

6.1 **Interference to Licensee's Operations**. Licensor agrees that neither Licensor nor Licensor's other users of a Site or property adjacent to a Site controlled or owned by Licensor, whose equipment is installed or modified subsequently to the installation of the Licensed Equipment pursuant to the Terminated License Agreement at each Site ("Subsequent Use"), shall permit their equipment to interfere with Licensee's permitted transmissions or reception. In the event that Licensee experiences RF interference caused by such Subsequent Use, Licensee shall notify Licensor in writing of such RF interference and Licensor shall cause the party whose Subsequent Use is causing said RF interference to reduce power and/or cease operations in order to correct and eliminate such RF interference within seventy-two (72) hours after Licensor's receipt of such notice. In the event Licensor is notified of any RF interference experienced by Licensee alleged to be caused by a Subsequent Use, the entity responsible for the Subsequent Use shall be obligated to perform (or cause to be performed) whatever actions are commercially reasonable and necessary at no cost or expense to Licensee to eliminate such RF interference.

Licensor further agrees that any licenses or other agreements with third parties for a Subsequent Use will contain provisions that similarly require such users to correct or eliminate RF interference with Licensee's operation of its Licensed Equipment following receipt of a notice of such interference.

6.2 **Interference by Licensee.** Notwithstanding any prior approval by Licensor of Licensee's Licensed Equipment, Licensee agrees that it will not allow its Licensed Equipment to cause RF interference to Licensor and/or other pre-existing uses of users of a Site in excess of levels permitted by the FCC. If Licensee is notified in writing that its operations are causing such RF interference, Licensee will immediately take all necessary steps to determine the cause of and eliminate such RF interference. If the interference continues for a period in excess of seventy-two (72) hours following such notification, Licensor shall have the right to require Licensee to reduce power and/or cease operations until such time as Licensee can make repairs to the interfering Licensed Equipment. In the event that Licensee fails to promptly take such action as agreed, then Licensor shall have the right to terminate the operation of the Licensed Equipment causing such RF interference, at Licensee's cost, and without liability to Licensor for any inconvenience, disturbance, loss of business or other damage to Licensee as the result of such actions. Licensee shall indemnify and hold Licensor and its subsidiaries and affiliates harmless from all costs, expenses, damages, claims and liability that result from RF interference caused by Licensee's Licensed Equipment.

7. RELOCATION OF LICENSED EQUIPMENT BY LICENSOR

7.1 **Relocation of Licensed Equipment at Licensor's Option.** Licensor shall have the right to change the location of the Licensed Equipment (including re-location of Licensed Equipment on the tower to an elevation used by other licensees) upon sixty (60) days written notice to Licensee, provided that said change does not, when complete, materially alter the signal pattern of the Licensed Equipment existing prior to the change. Any such relocation shall be performed at Licensor's expense and with reasonably minimal disruption to Licensee's operations and shall be evidenced by an amendment to this Agreement.

7.2 **INTENTIONALLY DELETED.**

8. RF EXPOSURE

Licensee agrees to reduce power or suspend operation of its Licensed Equipment if necessary and upon reasonable notice to prevent exposure of workers or the public to RF radiation in excess of the then-existing regulatory standards.

9. LIENS

Licensee shall keep the Licensed Space, a Site and any interest it or Licensor has therein free from any liens arising from any work performed, materials furnished or obligations incurred by or at the request of Licensee, including any mortgages or other financing obligations, and shall discharge any such lien filed, in a manner satisfactory to Licensor, within thirty (30) days after Licensee receives written notice from any party that the lien has been filed.

10. MUTUAL INDEMNIFICATION

Each party shall indemnify, defend and hold the other party, its affiliates, subsidiaries, directors, officers, employees and contractors, harmless from and against any claim, action, damages, liability, loss, cost or expense (including reasonable attorney's fees), resulting from or arising out of the indemnifying party's and/or any of its contractors', subcontractors', servants', agents' or invitees' use or occupancy of a Site.

11. INSURANCE

Licensee shall carry commercial general liability insurance on a form providing coverage at least as broad as the ISO CG 0001 10 01 policy form covering its occupancy and use of a Site. The liability insurance policies, automobile, commercial general liability, and umbrella shall be endorsed to cover Licensor (and Licensor's manager, as applicable) as an additional insured on a primary and non-contributory basis such that the umbrella liability policy, primary auto liability and commercial general liability all apply as primary with regard to any primary liability insurance maintained by Licensor (and any primary liability insurance maintained by Licensor's manager, as applicable) on a form that does not exclude the concurrent negligence of the additional insured.

At a minimum, Licensee and all parties accessing a Site for or on behalf of Licensee (other than independent contractors of Licensee, which must provide coverage as separately specified by Licensor) shall obtain the following insurance coverage: (i) statutory workers' compensation including employer's liability with the following limits: $1,000,000 per accident; $1,000,000 disease, each employee; and $1,000,000 disease policy limit; (ii) commercial general liability covering bodily injury, death and property damage including coverage for explosion, collapse and underground exposures (XCU) and products/completed operations with limits not less than $1,000,000 per occurrence, combined single limit with a $2,000,000 general policy aggregate and a separate products/completed operations aggregate of $2,000,000; (iii) automobile liability covering all owned, hired and non-owned vehicles with combined single limits not less than $1,000,000 per accident; (iv) umbrella liability insurance of $5,000,000; and (v) commercial all risk of loss fire with extended coverage insurance covering all of Licensee's equipment and improvements at a Site.

The commercial general liability limits identified above shall be increased on every tenth (10th) anniversary of this Agreement by twenty-five percent (25%) over the limit of insurance for the immediately preceding ten (10) year period. All insurers will carry a minimum A.M. Best A-(FSC VIII) or equivalent rating and must be licensed to do business in the state where a Site is located. All policies required to be provided pursuant to this Section 11 shall contain a waiver of subrogation in favor of Licensor (and Licensor's manager, as applicable). The insurance requirements in this Agreement shall not be construed to limit or otherwise affect the liability of the Licensee. Licensee shall provide certificates of insurance evidencing said coverage to Licensor upon execution of this Agreement and at least annually as the policies renew. Any failure on the part of Licensor to request the required certificates of insurance shall not in any way be construed as a waiver of any of the aforesaid insurance requirements. Licensee shall provide copies of said policies upon receipt of written request by Licensor. Licensee agrees to provide notice to Licensor within two (2) business days of receipt of any cancellation notice of any of the required insurance policies.

12. CASUALTY OR CONDEMNATION

12.1 **Casualty.** In the event that a Site, or any part thereof, is damaged by fire or other casualty not caused by Licensee, Licensor shall have ninety (90) days from the date of damage, if the damage is less than total destruction of a Site, in which to make repairs, and one hundred and eighty (180) days from date of destruction, if a Site (including the tower structure) is destroyed, in which to replace the destroyed portion of a Site. If Licensor fails for any reason to make such repair or restoration within the stipulated period and the damage or destruction effectively precludes Licensee's use of a Site as authorized under this Agreement, then either party may, at its option, terminate this Agreement without further liability of the parties, as of the date of partial or complete destruction. If, for any reason whatsoever, Licensee's use of a Site is interrupted due to casualty, Licensee's sole remedy shall be abatement of the Basic Payment for the period during which Licensee's use of a Site is interrupted. Except with regard to repair of a Site as stated in this Section 12.1, Licensor shall not be responsible for any damage caused by vandalism or acts of God. In no event shall Licensor be liable to Licensee for damage to the Licensed Equipment or interruption or termination of Licensee's operations caused by forces majeure or acts of God.

12.2 **Condemnation.** If any part of a Site shall be taken under the power of eminent domain, Licensor and Licensee shall be entitled to assert their respective claims in accordance with applicable state law.

13. DEFAULT, REMEDIES, WAIVER OF CONSEQUENTIAL DAMAGES

Each of the following shall constitute an Event of Default hereunder: (i) Licensee's failure to pay any amount due hereunder within five (5) days after receipt of written notice from Licensor that said payment is delinquent; (ii) Licensee's engagement of a contractor not approved by Crown Castle to perform Work on a Site in violation of the requirements of Section 2.5 above; (iii) Licensee's breach of this Agreement by installing equipment other than Licensed Equipment or making a Modification other than as permitted hereunder as described in Section 2.3 above; (iv) Licensee's violation of a Site or tower access limitations in Section 3.2 above; (v) Licensee's failure to stop its Licensed Equipment from causing RF interference to Licensor or other pre-existing uses of users of a Site in violation of the requirements of Section 6.2 above; and (vi) either party's failure to cure any breach of any other covenant of such party herein within thirty (30) days after receipt of written notice from the non-breaching party of said breach, provided, however, such thirty (30) day cure period shall be extended upon the breaching party's request if deemed by the non-breaching party to be reasonably necessary to permit the breaching party to complete the cure, and further provided that the breaching party shall commence any cure within the thirty (30) day period and thereafter continuously and diligently pursue and complete such cure.

In the Event of Default by Licensee, upon Licensor's demand, Licensee shall immediately make full payment of all amounts that Licensor would have been entitled to receive hereunder for the Term, and Licensor shall have the right to accelerate and collect said payments, which right is in addition to all other remedies available to Licensor hereunder or at law, including the right to terminate this Agreement as set forth in Section 19.3 below. Licensee agrees that, if any payment to be made under this Agreement is not received by Licensor by the date it is due, Licensee will pay Licensor a late fee of Thirty-Five Dollars ($35.00) for each month or partial month that elapses until said payment is received by Licensor. Said amount shall be adjusted as set forth in Section 5.2 above. Imposition of late fees is not a waiver of Licensor's right to declare this Agreement in default if the Basic Payment or any other payment is not made when due. Except as otherwise provided in Section 2.4 above, neither party shall be liable to the other for consequential, indirect, special, punitive or exemplary damages for any cause of action whether in contract, tort or otherwise, hereunder to the extent allowed by law.

Upon the occurrence of an Event of Default, Licensee expressly acknowledges that Licensor shall have Licensor's Right to Re-Enter Upon Default, as such term is defined in Section 2.2 of this Agreement. Licensor shall be entitled to exercise Licensor's Right to Re-Enter Upon Default immediately after the occurrence of an Event of Default, without any prior notice provided to Licensee.

LICENSEE SPECIFICALLY AGREES AND ACKNOWLEDGES THAT, IF LICENSOR PROPERLY EXERCISES LICENSOR'S RIGHT TO RE-ENTER UPON DEFAULT, THEN LICENSEE SHALL NOT BRING AGAINST LICENSOR ANY OF THE FOLLOWING CAUSES OF ACTION: CONSTRUCTIVE EVICTION, WRONGFUL EVICTION, CONVERSION, AND ANY OTHER CAUSE OF ACTION RECOGNIZED UNDER STATE OR LOCAL LAW THAT BEARS ON THE RELATIONSHIP BETWEEN A LANDLORD AND A TENANT. LICENSEE FURTHER SPECIFICALLY CONFIRMS THAT THIS AGREEMENT IS A LICENSE, NOT A LEASE, AND CONSEQUENTLY THE RELATIONSHIP BETWEEN LICENSOR AND LICENSEE SHALL NOT BE GOVERNED BY ANY STATE OR LOCAL LAW THAT BEARS ON THE RELATIONSHIP BETWEEN A LANDLORD AND A TENANT.

14. USE OF HAZARDOUS CHEMICALS

Licensee must inform Licensor if it will house batteries or fuel tanks at a Site. The use of any other hazardous chemicals at a Site requires Licensor's prior written approval. Licensee agrees to provide to Licensor no later than each January 15th, an annual inventory of its hazardous chemicals at a Site.

15. GOVERNING LAW, VENUE

The laws of the Commonwealth of Pennsylvania, regardless of conflict of law principles, shall govern this Agreement.

16. ASSIGNMENT, SUBLEASE, SHARING

This Agreement may not be sold, assigned or transferred, in whole or in part, by Licensee without the prior written approval or consent of Licensor, which consent may not be unreasonably withheld. Any such assignment shall be evidenced by a form provided by Licensor and executed by Licensor, Licensee and the assignee. Notwithstanding the foregoing, Licensee shall have the right to assign its interest hereunder to any entity that owns or acquires all or substantially all of Licensee's assets or shares of ownership without the consent of Licensor, upon one hundred eighty (180) days prior written notice. Licensee shall not sublease or license its interest in this Agreement, either directly or through subsidiaries or affiliated entities. Licensee shall not share the use of its Equipment with any third party.

17. NOTICES

All notices hereunder shall be in writing and shall be given by (i) established express delivery service which maintains delivery records, (ii) hand delivery or (iii) certified or registered mail, postage prepaid, return receipt requested. Notices may also be given by facsimile transmission, provided the notice is concurrently given by one of the above methods. Notices are effective upon receipt, or upon attempted delivery if delivery is refused or if delivery is impossible. The notices shall be sent to the parties at the following addresses:

As to Licensee:

IOTA Networks LLC
600 Hamilton Street
Allentown, PA 18101

As to Licensor:

Crown Castle
2000 Corporate Drive
Canonsburg, PA 15317
Attention: Legal Department

Licensor or Licensee may from time to time designate any other address for this purpose by giving written notice to the other party.

18. PRIME LEASE AGREEMENT

Licensor and Licensee acknowledge that Licensee's use of a Site may be subject and subordinate to a Prime Lease. Licensee agrees to be bound by and to perform all of the duties and responsibilities required of the lessee, grantee or licensee as set forth in the Prime Lease to the extent they are applicable to the access to and use of a Site. Should Licensee require review of a Prime Lease that applies to a particular Site, Licensee shall make a written request to Licensor to review such a Prime Lease. Licensor shall respond to any such request for a redacted copy of a Prime Lease that applies to a Site within fourteen (14) days of receipt of such written notice.

19. TERMINATION

19.1 **Withdrawal or Termination of Approval or Permit.** In the event any previously approved zoning or other permit of a Government Entity affecting the use of a Site as a communications facility is withdrawn or terminated, then Licensee's legal right to operate or maintain Licensed Equipment at that Site and use the Licensed Space at that Site shall be deemed to have been terminated effective as of the date of the termination of the permit or approval.

19.2 **Termination of Prime Lease.** If the Prime Lease at a Site terminates for any reason, then Licensee's legal right to operate or maintain Licensed Equipment at that Site and use the Licensed Space at that Site shall be deemed to have terminated effective as of the date of the termination of the Prime Lease.

19.3 **Termination in the Event of Default.** In the Event of Default by either party (the "defaulting party"), the other party (the "non-defaulting party") may terminate this Agreement by providing written notice of such termination to the defaulting party. Such written notice shall describe (i) the Event of Default, and (ii) in the case of a breach that could have been cured in accordance with Section 13, the defaulting party's failure to cure such breach within the stipulated cure period. The non-defaulting party's right to terminate this Agreement pursuant to this Section 19.3 is in addition to any other rights and remedies provided to the non-defaulting party by law or under this Agreement.

19.4 **Termination for Failure to Complete Conversion to Light Loading Configuration.** Within two (2) years of the Term Commencement Date (the "Conversion Deadline"), Licensee shall convert its Licensed Equipment at each Site from its Standard Equipment Configuration to its Light Loading Configuration. If Licensee does not convert its equipment at a Site by the Conversion Deadline, then Licensee's legal right to operate or maintain Licensed Equipment at that Site and use the Licensed Space at that Site shall immediately terminate as of 11:59:59 E.T. on the day immediately following the Conversion Deadline and Licensee shall have no further right to operate or maintain equipment at or use the Licensed Space at that Site.

If Licensee loses its right to a Site for failure to convert its Licensed Equipment as set forth above, within thirty (30) days of the Conversion Deadline, Licensee shall remove from that Site, any and all of its batteries, generators, fuel tanks, fuel cells and other hazardous chemicals owned by Licensee and located at the subject site, and any other Licensed Equipment that is owned by Licensee that Licensee desires to retain including, but not limited to, any equipment housed within shelters or cabinets) (collectively, the "Retained Property"). With the sole exception of the above-listed Retained Property, Licensee shall leave all Licensed Equipment, except for any Retained Property (collectively, the "Abandoned Property").

All of Licensee's right, title and interest in and to any Abandoned Property at that Site shall be automatically transferred to CCS&E, without the need for the parties' execution of a bill of sale or other instrument to effective such transfer of title. Notwithstanding anything to the contrary contained in this Agreement, as of the Conversion Deadline, CCS&E, and not Licensee, shall be solely responsible for the maintenance, repair, and/or removal of the Abandoned Property. In consideration for CCS&E's maintenance, repair, and/or removal of the Abandoned Property, within thirty (30) days of the Conversion Deadline, Licensee shall pay to Crown Castle a pay-and-walk fee of Seven Thousand Five Hundred and 00/100 Dollars ($7,500.00) for each Site that terminates in the manner outlined above.

20. NO WAIVER

No provision of this Agreement will be deemed to have been waived by either party unless the waiver is in writing and signed by the party against whom enforcement is attempted.

21. NON-DISCLOSURE

The parties agree that without the express written consent of the other party, neither party shall reveal, disclose or publish to any third party the terms of this Agreement or any portion thereof, except to such party's auditor, accountant, lender or attorney or to a Government Entity if required by regulation, subpoena or government order to do so. Notwithstanding the foregoing, either party may disclose the terms of this Agreement to any of its affiliated entities, and Licensor may disclose the terms of this Agreement to any of its lenders or creditors or to third parties that are existing or potential lessees or licensees of space at a Site as may be reasonably necessary with respect to the operation, leasing, licensing and marketing of a Site, including, without limitation, terms relating to Licensee's permitted frequencies for the purposes of RF compliance tests and terms relating to Licensee's Equipment installed, or to be installed, on the tower for the purposes of structural analysis.

22. SUBORDINATION, NON-DISTURBANCE, ATTORNMENT

22.1 **Subordination.** Subject to Section 22.2, this Agreement and Licensee's rights hereunder are and will be subject and subordinate in all respects to: (i) the Security Instrument from Licensor in favor of Lender insofar as the Security Instrument affects the property of which a Site forms a part; (ii) any and all advances to be made thereunder; and (iii) any and all renewals, extensions, modifications, consolidations and replacements thereof. Said subordination is made with the same force and effect as if the Security Instrument had been executed prior to the execution of this Agreement.

22.2 **Non-Disturbance.** The subordination described in Section 22.1 is conditioned upon the agreement by Lender that, so long as this Agreement is in full force and effect and Licensee is not in material default (beyond applicable notice and cure periods) hereunder, Lender, for itself and on behalf of its successors in interest, and for any Acquiring Party, agrees that the right of possession of a Site and all other rights of Licensee pursuant to the terms of this Agreement shall remain in full force and effect and shall not be affected or disturbed by Lender in the exercise of its rights under the Security Instrument.

22.3 **Liability of Parties.** Licensee and Licensor agree (i) that any Conveyance shall be made subject to this Agreement and the rights of Licensee hereunder and (ii) that the parties shall be bound to one another and have the same remedies against one another for any breach of this Agreement as Licensee and Licensor had before such Conveyance; provided, however, that Lender or any Acquiring Party shall not be liable for any act or omission of Licensor or any other predecessor-in-interest to Lender or any Acquiring Party. Licensee agrees that Lender may join Licensee as a party in any action or proceeding to foreclose, provided that such joinder is necessary to foreclose on the Security Instrument and not for the purpose of terminating this Agreement.

22.4 **Attornment.** Licensee agrees that, upon receipt by Licensee of notice to attorn from Lender or any Acquiring Party, along with reasonable supporting documentation, (i) Licensee shall not seek to terminate this Agreement and shall remain bound under this Agreement, and (ii) Licensee shall attorn to, accept and recognize Lender or any Acquiring Party as the licensor or lessor hereunder pursuant to the provisions expressly set forth herein for the then remaining balance of the Term of this Agreement and any extensions or expansions thereof as made pursuant hereto. Licensee agrees, however, to execute and deliver, at any time and from time to time, upon the request of Lender or any Acquiring Party any reasonable instrument which may be necessary or appropriate to evidence such attornment.

23. INTENTIONALLY OMMITTED

24. SURRENDER OF LICENSED SPACE, REMOVAL OF EQUIPMENT, REMAINING EQUIPMENT FEE

Licensee shall remove all of its Licensed Equipment and other personal property from a Site prior to, and shall surrender the Licensed Space upon, the termination or expiration of this Agreement. The removal of Licensee's Licensed Equipment and other personal property shall be performed in such a manner as not to interfere with the continuing use of a Site by Licensor and others. Licensee shall, at Licensee's sole expense, promptly repair any damage caused by such removal, reasonable wear and tear excepted, to a Site, to the Licensed Space or to the equipment of any third party on a Site. Should any of Licensee's Equipment or other property remain on a Site after the expiration or termination of this Agreement, then:

(i) no tenancy or interest in a Site shall result, and all such Equipment and other property shall be subject to immediate removal;

(ii) Because Licensee is not a lessee and therefore holds no legal title or leasehold interest in the Licensed Space, Licensor have Licensor's Right of Re-Entry Upon Default without recourse to any state or local law governing landlord-tenant relationships and, if Licensor elects to use Licensor's Right of Re-Entry Upon Default, then Licensor shall store the removed Licensed Equipment, at Licensee's expense, subject to the following terms: (x) Licensor's liability for any damage to the Licensed Equipment or other property occasioned by such removal and storage is expressly waived by Licensee; (y) Licensed Equipment so removed shall be returned to Licensee upon payment in full of all removal and storage costs and any other fees owing under this Agreement, plus an administrative charge equal to fifty percent (50%) of the total of said removal and storage costs, and (z) notwithstanding the foregoing, any Licensed Equipment not retrieved by Licensee within ninety (90) days after its disconnection shall be deemed abandoned by Licensee, and shall become the property of Licensor without further action by either party, provided that such abandonment shall not relieve Licensee of liability for the costs of removal, storage and disposal of the Equipment, and Licensee shall reimburse Licensor for the cost of disposing of abandoned Equipment plus an administrative charge equal to fifty percent (50%) of the costs of said disposal.

(iii) If Licensor elects not to use Licensor's Right of Re-Entry Upon Default, then: (x) Licensee shall, upon demand, pay to Licensor a fee equal to one and one-half (1 ½) times the monthly portion of Basic Payment (based on the amount of the Basic Payment at the time of said expiration or termination) for each month or partial month during which any portion of Licensee's Equipment remains at a Site after the expiration or termination of this Agreement, (y) Licensee shall pay to Licensor all expenses that Licensor may incur by reason of such Equipment or other property remaining at a Site after the expiration or termination of this Agreement, and (z) Licensee shall indemnify and hold Licensor harmless from and against all claims made against Licensor by any third party founded upon delay by Licensor in delivering possession of a Site to such third party or upon the improper or inadequate condition of a Site, to the extent that such delay or improper or inadequate condition is occasioned by the failure of Licensee to perform its said surrender obligations or timely surrender of the Licensed Space.

25. <u>SETTLEMENT AGREEMENT</u>

Licensor and Licensee acknowledge and agree that this Agreement shall also be subject to the terms and conditions of the Settlement Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have set their hands and affixed their respective seals the day and year first above written.

BY LICENSOR:

By: [signature]
Name: Michael Kavanagh
Title: SVP-CCO
of each of the "Crown Castle" entities listed in **Exhibit A**

Date: 12/4/19

BY LICENSEE:

IOTA Networks, LLC

By: [signature]
Name: DARREN M. NICHOLS
Title: SVP/GENERAL MANAGER

Date: 12/4/2019

EXHIBIT "1"

CROWN CASTLE ENTITIES

Crown Atlantic Company LLC, a Delaware limited liability company
Crown Castle PT Inc., a Delaware corporation
Crown Castle South LLC, a Delaware limited liability company
Crown Castle GT Company LLC, a Delaware limited liability company
Crown Communication LLC, a Delaware limited liability company (successor by conversion to Crown Communication Inc.)
Crown Castle Towers 05 LLC, a Delaware limited liability company
Crown Castle MU LLC, a Delaware limited liability company
CCATT LLC, a Delaware limited liability company (for itself and as attorney-in-fact for various AT&T Mobility entities)
CCTMO LLC, a Delaware limited liability company (for itself and as attorney-in-fact for various T-Mobile entities)
CCTM1 LLC, a Delaware limited liability company (for itself and as attorney-in-fact for various T-Mobile entities)
CCTM2 LLC, a Delaware limited liability company (for itself and as attorney-in-fact for various T-Mobile entities)
Crown Castle Towers 06-2 LLC, a Delaware limited liability company
Aircomm of Avon, L.L.C., a Connecticut limited liability company
Coverage Plus Systems LLC, a Delaware limited liability company
Global Signal Acquisitions II LLC, a Delaware limited liability company (for itself and as attorney-in-fact for various Sprint entities)
Global Signal Acquisitions III LLC, a Delaware limited liability company (for itself and as attorney-in-fact for various Sprint entities)
Global Signal Acquisitions IV LLC, a Delaware limited liability company
Global Signal Acquisitions LLC, a Delaware limited liability company
GoldenState Towers, LLC, a Delaware limited liability company
High Point Management Co. LLC, a Delaware limited liability company
ICB Towers, LLC, a Georgia limited liability company
Interstate Tower Communications LLC, a Delaware limited liability company
IntraCoastal City Towers LLC, a Delaware limited liability company
Pinnacle Towers Acquisition Holdings LLC, a Delaware limited liability company
Pinnacle Towers Acquisition LLC, a Delaware limited liability company
Pinnacle Towers Asset Holding LLC, a Delaware limited liability company
Pinnacle Towers LLC, a Delaware limited liability company
PR Site Development Corporation, a Delaware corporation
Radio Station WGLD LLC, a Delaware limited liability company
Shaffer & Associates, Inc., an Illinois corporation
Sierra Towers, Inc., a Texas corporation
Tower Systems LLC, a Delaware limited liability company
Tower Technology Corporation of Jacksonville LLC, a Delaware limited liability company
Tower Ventures III, LLC, a Tennessee limited liability company
TVHT, LLC, a Tennessee limited liability company
Tower Development Corporation, a Maryland corporation
WCP Wireless Lease Subsidiary, LLC

EXHIBIT "2"

SITES COVERED BY THIS AGREEMENT

Original Crown Castle License Number[1]	Crown Castle BU Number	Licensee Site Number
402797	873744	AL036-873744
402776	814616	AL074-814616
402799	811739	AL078-811739
404028	871720	AL079-871720
402783	828546	AL080-828546
402790	878104	AR090-878104
402806	874000	AR091-874000
402803	873343	AR095-873343
415850	800040	AZ154-800040
403771	803943	AZ158-803943
407609	822373	AZ159-822373
407353	873454	CA160-873454
436056	815815	CA163-815815
404025	839199	CA163-839199
403767	826567	CO140-826567
403770	823392	CO141-823392
500100	855748	CO141-855748
490435	871336	CO141-871336
402787	812229	FL029-812229
402792	826033	FL029-826033
402779	805864	FL030-805864
406842	813699	FL031-813699
406839	814546	FL032-814546
406841	815841	FL033-815841
436345	816071	FL034-816071
404027	871500	FL035-871500
402786	822744	FL081-822744
402781	871158	GA027-871158
402800	801909	GA028-801909
403765	802378	GA037-802378
403766	809042	GA038-809042
413503	802511	GA039-802511
406838	812020	GA040-812020
421094	871757	HI172-871757
476118	877288	HI172-H877288

[1] As explained in more detail in the body of this Agreement, these are the licensor numbers assigned by Licensor to the Terminated License Agreements when executed with M2M. These numbers appear for convenience and reference. New license numbers will be assigned for administrative purposes upon execution of this Agreement.

Draft for discussion 11-20-19

Original Crown Castle License Number[1]	Crown Castle BU Number	Licensee Site Number
476121	877298	HI172-K877298
476119	877283	HI172-M877283
471285	817564	IA100-817564
408548	872599	IA100-872599
405852	872277	IA102-872277
427589	858490	IA117-858490
474600	817592	IA118-817592
406117	873554	ID148-873554
441803	839606	ID149-839606
408758	824201	ID150-824201
408377	817042	IL064-817042
408372	875694	IL064-875694
405849	872678	IL068-872678
408378	824116	IL097-824116
408373	829057	IL101-829057
405267	881383	IN066-881383
405268	814034	IN067-814034
406332	813125	IN069-813125
406334	811117	IN070-811117
471118	823175	KS122-823175
405847	873820	KS122-873820
449818	877881	KS123-877881
408209	811164	KY047-811164
478530	873897	KY049-873897
494374	811111	KY070-811111
432635	842441	KY072-842441
402795	812706	LA083-812706
402802	804225	LA084-804225
402794	818029	LA086-818029
402805	838471	LA086-838471
402780	811386	LA088-811386
416339	876691	MD013-876691
402057	876710	MD013-876710
422725	881125	MD014-881125
405270	817724	MI057-817724
427416	857165	MI058-857165
422162	817704	MI061-817704
425184	844512	MN106-844512
471167	824305	MN107-824305
471632	825722	MN107-825722
409184	844217	MN107-844217

Original Crown Castle License Number[1]	Crown Castle BU Number	Licensee Site Number
408374	824503	MN109-824503
405855	874103	MN110-874103
405856	824281	MO093-824281
472391	817032	MO094-817032
405854	874158	MO094-874158
475362	877833	MO094-877833
405850	805778	MO096-805778
471284	873379	MO096-873379
427415	841725	MO098-841725
473641	802429	MO099-802429
405858	823617	MO099-823617
473448	843423	MO099-843423
416528	813834	MS075-813834
402801	801937	MS076-801937
402793	812582	MS077-812582
414267	872056	MT144-872056
437667	858340	MT146-858340
402058	872740	NC018-872740
409722	813065	NC019-813065
402054	849190	NC021-849190
402053	813298	NC022-813298
402055	881219	NC023-881219
406331	811538	NC025-811538
402056	806893	NC042-806893
428583	813503	NC046-813503
410990	858051	ND112-858051
405851	823066	ND113-823066
405853	879178	NE118-879178
422163	839492	NM139-839492
403769	807408	NM156-807408
402798	839530	NV151-839530
413502	806928	NY005-806928
416340	816554	NY006-816554
492176	816795	NY006-816795
408376	875869	OH049-875869
408549	804315	OH050-804315
403220	823431	OH051-823431
422164	801514	OH055-801514
419416	816217	OH055-816217
402597	824536	OK124-824536
426397	824296	OK125-824296

Draft for discussion 11-20-19

Original Crown Castle License Number[1]	Crown Castle BU Number	Licensee Site Number
472204	873582	OR166-873582
408760	874150	OR166-874150
408761	824542	OR167-824542
408375	805337	PA009-805337
402061	878941	PA010-878941
424802	844797	PA011-844797
413241	806846	PA012-806846
406330	805363	PA053-805363
419418	876189	PA054-876189
402422	5800385	PR174-5800385
402062	870817	SC024-870817
402059	881290	SC025-881290
402060	804878	SC026-804878
402063	872771	SC041-872771
405848	871389	SD114-871389
424542	857888	SD115-857888
413042	857987	SD116-857987
402778	814980	TN043-814980
402788	803644	TN044-803644
402791	849890	TN045-849890
402804	813091	TN071-813091
402789	873412	TN073-873412
402785	816150	TX087-816150
410989	817846	TX127-817846
403221	870309	TX127-870309
403219	870317	TX127-870317
402775	817870	TX128-817870
412095	827863	TX130-827863
402782	805442	TX132-805442
425657	800117	TX133-800117
409203	823982	TX133-823982
402777	879965	TX134-879965
402784	825910	TX135-825910
413242	828610	TX137-828610
403222	822161	TX138-822161
474369	828560	UT152-828560
403768	880573	UT152-880573
412228	879816	VA015-879816
405857	824866	VA017-824866
402052	878791	VA020-878791
404024	871370	WA147-871370

Draft for discussion 11-20-19

Original Crown Castle License Number[1]	Crown Castle BU Number	Licensee Site Number
404026	816997	WA170-816997
408371	826636	WI063-826636
414545	874438	WI104-874438
420577	871607	WI105-871607
406333	801520	WV048-801520
419417	844333	WV052-844333
426533	858206	WY143-858206
476120	858244	WY143-858244

EXHIBIT "3"

REVENUE SHARE SITES

Licensor BU Number	Reimbursement Payment
878941	$ 221.00
877833	$ 200.00
877283	$ 250.00
875694	$ 176.80
873820	$ 150.00
873554	$ 44.20
873412	$ 150.00
872771	$ 265.20
872740	$ 300.00
871757	$ 707.20
871370	$ 309.40
858244	$ 316.63
858051	$ 500.00
857888	$ 250.00
857165	$ 265.20
844797	$ 530.40
844512	$ 265.20
844217	$ 442.00
828610	$ 265.20
826636	$ 291.72
826033	$ 291.72
825722	$ 291.72
824542	$ 300.00
824281	$ 300.00
824201	$ 176.80
823982	$ 238.68
823617	$ 300.00
817724	$ 200.00
816997	$ 265.20
814546	$ 500.00
813065	$ 300.00
812582	$ 110.50
811538	$ 300.00
811117	$ 221.00
806928	$ 256.36
805363	$ 442.00